TRANSFER AGENT AND SERVICE AGREEMENT

between

QUANTITATIVE GROUP OF FUNDS

and

QUANTITATIVE INVESTMENT ADVISORS, INC.

(as amended November 1, 2006)

AGREEMENT made as of the 1st day of October, 2000, by and between Quantitative Group of Funds, a Massachusetts business trust doing business as Quant Funds, having its principal office and place of business at 55 Old Bedford Road, Lincoln, MA 01773 (the “Fund”), and Quantitative Investment Advisors, Inc., a Delaware Corporation, doing business as Quantitative Advisors, Inc., having its principal office and place of business at 55 Old Bedford Road, Lincoln, MA 01773 (“QA”) which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934.

WHEREAS, the Fund is authorized to issue its shares of beneficial interest (“Shares”) in separate Series, with each such Series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund intends to presently offer Shares in six Series, as identified in Exhibit A attached hereto (such Series, together with all other Series subsequently established by the Fund and made subject to this Agreement in accordance with Article 13, being herein referred to as the “Series”);

WHEREAS, the Fund desires to appoint QA as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and QA desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment; Duties of QA.

1.1          Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints QA to act as, and QA agrees to act as its transfer agent for the Shares, dividend disbursing agent and agent in connection with any accumulation, open account or similar plans provided to the shareholders of the Fund (“Shareholders”) and set out in the Prospectus and/or Statement of Additional Information of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

1.2	QA agrees that it will perform the following services:

(a)          In accordance with procedures established from time to time by agreement between the Fund and QA, QA shall:

(i)           receive for acceptance, orders for the purchase of Shares of each Series and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized pursuant to the Agreement and Declaration of Trust of the Fund (the “Custodian”) and will instruct the Custodian as to the account of which Series such payment should be credited to;

(ii)          pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)        receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian identifying to the Custodian the Series whose Shares are being redeemed;

(iv)         at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)          effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)         prepare and transmit (or credit to the appropriate Shareholder account) payments for dividends and distributions declared with respect to each Series;

(vii)       maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(viii)      provide the Fund with a internet site whereby shareholders may receive information about their funds, daily pricing of the shares of the Fund, performance of each series of the Fund, information about individual shareholder’s accounts through the use of a password protected portion of the internet site and providing a method by which existing and new shareholders may make additional investments in the Fund’s series and;

(ix)         provide a document imaging system that will allow for the digitalization of documents that may be retrieved by the transfer agent.

(b)	In addition to and not in lieu of the services set forth in the above paragraph (a), QA shall:

(i)           perform all of the customary services of a transfer agent, dividend disbursing agent and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(ii)          provide a system which will enable the Fund to monitor the total number of Shares sold in each State. The Fund shall (A) identify to QA in writing those transactions to be treated as exempt from blue sky reporting for each state and (B) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of QA for the Fund’s blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and QA.

2.	Fees and Expenses.

2.1          For performance by QA pursuant to this Agreement, the Fund agrees to pay QA a fee as set out in the fee schedule attached hereto as Exhibit B. Such fees and out of pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and QA.

2.2          In addition to the fee paid under 2.1 above, the Fund agrees to reimburse QA for out of pocket expenses or advances incurred by QA for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by QA at the request or with the consent of the Fund will be reimbursed by the Fund.

2.3          The Fund agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to QA by the Fund at least seven (7) days prior to the mailing date of such materials.

3.	Representations and Warranties of QA.

QA represents and warrants to the Fund that:

3.1          It is a corporation duly organized and existing and in good standing under the laws of Delaware.

3.2	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.3          It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

3.4          All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5          It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.	Representations and Warranties of the Fund.

The Fund represents and warrants to QA that:

4.1          It is a Massachusetts business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

4.2          It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3          All proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4          It is an open-end and non-diversified management investment company registered under the Investment Company Act of 1940.

4.5          A registration statement under the Securities Act of 1933 with respect to all Shares of any Series being offered for sale will be effective before any Shares of any Series are issued and sold and will remain effective, and appropriate state securities law filings with respect to all Shares of any Series being offered for sale will have been made before any Shares of any Series are issued and sold and will continue to be made before any Shares of any Series are issued and sold.

5.	Indemnification.

5.1           QA shall not be responsible for, and the Fund shall indemnify and hold QA harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)          All actions of QA or its agents or subcontractors required to be taken pursuant to this Agreement;

(b)          The Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder;

(c)          The reliance on or use by QA or its agents or subcontractors of information, records and documents which (i) are received by QA or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund;

(d)          The reliance on, or carrying out by QA or its agents or subcontractors of any instructions or requests of the Fund;

(e)          The offer or sale of Shares in violation of any requirement under the federal securities laws or any State’s securities laws, failure of such Shares be registered in such State or if such Shares are in violation of any stop order or other determination or ruling by any federal agency or State with respect to the offer or sale of such Shares in such State unless such violation results from any action or omission by QA or any of its agents or subcontractors which fails to comply with written instructions of the Fund or any officer of the Fund that no offers or sales be made in general or to the residents of a particular State; provided, however, that the Fund shall not indemnify or hold QA harmless from and against any losses, damages, costs, charges, counsel fees, payments, expenses or liability arising out of or attributable to any actions or omissions of QA taken or made in bad faith or resulting from QA’s negligence or willful misconduct.

5.2          QA shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by QA as a result of QA’s lack of good faith, negligence or willful misconduct,

5.3          At any time QA may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by QA under this Agreement, and QA and it agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or taken or omitted by it in reliance upon the opinion of such counsel. QA, it agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper officer or agent of the Fund, or upon any instruction, information, data, records or documents provided QA or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. QA, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.4          In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.5          Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.6          In order for the indemnification provisions contained in this Article 5 to apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.	Covenants of the Fund and QA.

6.1	The Fund shall promptly furnish to QA the following:

(a)          A certified copy of the resolution of the Trustees of the Fund authorizing the appointment of QA and the execution and delivery of this Agreement.

(b)          A copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

6.2          QA hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.3          QA shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, QA agrees that all such records prepared or maintained by QA relating to the services to be performed by QA hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

6.4          QA and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.5          In case of any requests or demands for the inspection of the Shareholder records of the Fund, QA will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. QA reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

7.	Termination of Agreement.

7.1          This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

7.2          Should this Agreement be terminated, all out of pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, QA reserves the right to charge for any other reasonable expenses associated with such termination.

8.	Assignment.

8.1          Neither this Agreement nor any rights or obligations hereunder may be assigned by QA without the written consent of the Fund.

8.2          This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.	Amendment.

9.1          This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Fund.

10.	Massachusetts Law, to Apply.

10.1       This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

11.	Merger of Agreement.

11.1       This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12.	Limitation of Liability of Trustees and Shareholders.

12.1       A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

13.	Additional Series.

13.1       In the event that the Fund establishes one or more Series of Shares in addition to those identified in Exhibit A attached hereto with respect to which it desires to have QA render services as transfer agent under the terms hereof, it shall so notify QA in writing, and if QA agrees in writing to provide such services, such Series of Shares shall become a Series hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

Quantitative Group of Funds, d/b/a Quant Funds

By:	/s/ Willard L. Umphrey

Willard L. Umphrey, President

Attest:

Quantitative Investment Advisors, Inc., d/b/a Quantitative Advisors, Inc.

By:	/s/ Frederick S. Marius, President

Frederick S. Marius, President

Attest:

EXHIBIT A

Quantitative Small Cap Fund

Quantitative Mid Cap Fund

Quantitative Growth and Income Fund

Quantitative International Equity Fund

Quantitative Emerging Markets Fund

Quantitative Foreign Value Fund

EXHIBIT B

FEES:

QA shall be paid a fee, computed and paid monthly, at an annual rate of 0.16% of the aggregate average daily net asset value of each series of the Trust, such fee to be payable in arrears by the 15th of each month.

OUT OF POCKET EXPENSES:

Out of pocket expenses include, but are not limited to: legal fees, confirmation production, report preparation, postage, forms, telephone, microfilm or microfiche, and expenses incurred at the specific direction of the Fund, as agreed upon from time to time.

AMENDMENT #1

to the

TRANSFER AGENT AND SERVICE AGREEMENT

between

QUANTITATIVE GROUP OF FUNDS

and

QUANTITATIVE INVESTMENT ADVISORS, INC.

Amendment dated April 12, 2006 to the Transfer Agent and Service Agreement between Quantitative Group of Funds and Quantitative Investment Advisors, Inc. (d/b/a Quantitative Advisors) made as of the 1st day of October, 2000.

1.	Section 1.2, paragraph (a)(ix) is deleted in its entirety.

2.	Exhibit A is replaced in its entirety with the Schedule below.

EXHIBIT A

Quantitative Small Cap Fund

Quantitative Growth and Income Fund

Quantitative Emerging Markets Fund

Quantitative Foreign Value Fund

IN WITNESS WHEREOF, Quantitative Group of Funds and Quantitative Investment Advisors, Inc. (d/b/a Quantitative Advisors) have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President, duly authorized on this 12th day of April, 2006.

QUANTITATIVE GROUP OF FUNDS

By: /s/ Willard L. Umphrey

Willard L. Umphrey

President

QUANTITATIVE INVESTMENT ADVISORS, INC.

By: /s/ Willard L. Umphrey

Willard L. Umphrey

President

AMENDMENT #2

to the

TRANSFER AGENT AND SERVICE AGREEMENT

between

QUANTITATIVE GROUP OF FUNDS

and

QUANTITATIVE INVESTMENT ADVISORS, INC.

Amendment dated November 1, 2006 to the Transfer Agent and Service Agreement between Quantitative Group of Funds and Quantitative Investment Advisors, Inc. (d/b/a Quantitative Advisors) made as of the 1st day of October, 2000.

1.	Exhibit A is replaced in its entirety with the Schedule below.

EXHIBIT A

Quantitative Small Cap Fund

Quantitative Long/Short Fund

Quantitative Emerging Markets Fund

Quantitative Foreign Value Fund

IN WITNESS WHEREOF, Quantitative Group of Funds and Quantitative Investment Advisors, Inc. (d/b/a Quantitative Advisors) have each caused this instrument to be signed in duplicate in its behalf by its President or a Vice President, duly authorized on this 1st day of November, 2006.

QUANTITATIVE GROUP OF FUNDS

By:	/s/ Willard L. Umphrey

Willard L. Umphrey, President

QUANTITATIVE INVESTMENT ADVISORS, INC.

By:	/s/ Willard L. Umphrey

Willard L. Umphrey, President